Euroweb Acquires Navigator Group, a Hungary-Based IT Services Firm, for $10 Million

Friday October 7, 11:21 am ET

BUDAPEST, Hungary--(BUSINESS WIRE)--Oct. 7, 2005--Euroweb International Corp. (Euroweb) (Nasdaq:EWEB - News), today is proud to announce that Euroweb and Euroweb Hungary Rt. (Euroweb Hungary), a wholly owned subsidiary of Euroweb, completed the USD$10,000,000 acquisition of 100% of Navigator Group (Navigator), a Hungary-based provider of IT outsourcing, applications development, and IT consulting services.

Navigator was acquired from Marivaux Investments Limited and Graeton Holdings Limited. Further information on Navigator and details of the acquisition can be located in the Form 8-K's that have been filed with the SEC.

Csaba Toro, Chief Executive Officer of Euroweb International Corp., said, "We are very pleased that the acquisition of Navigator was completed on such a timely basis. We believe this acquisition may be a key element in our future plans to redirect our company into new markets. Navigator will serve as our platform into the vast world of IT services, and we intend to aggressively seek additional opportunities in this industry."

Moshe Schnapp, President of Euroweb International Corp., commented, "The decision to acquire Navigator is a step toward implementing our strategy as stated by Csaba. This is a fresh new market for Euroweb. We see great opportunities to expand this first major landmark deal into the IT sector and see this acquisition of Navigator as a significant milestone for our company and our shareholders. Euroweb intends to be a major player in the consolidation of the IT industry in Hungary."

For more information about the Company go to: www.euroweb-international.com.

About Euroweb

Euroweb International owns and operates Internet Services Providers and value added services in Hungary and Romania through its wholly owned subsidiaries Euroweb Hungary Rt. and Euroweb Romania S.A. Euroweb's common stock is traded on the Nasdaq SmallCap Market under the symbol "EWEB".

"SAFE HARBOR STATEMENT" UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

This press release contains forward-looking statements that involve risks and uncertainties. The statements in this Release are forward-looking statements that are made pursuant to safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause Euroweb International Corp's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making investment decisions.

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Contact:
     Euroweb International Corp.
     Kriszta Hollo, +36-1-88-97-101
     or
     Osprey Partners
     Mike Mulshine, +1 732-292-0982
     osprey57@optonline.net

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Source: Euroweb International Corp.